3: SECURITIES AND EXCHANGE COMMISSION

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 30, 2001

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348 333-66032	PG&E Corporation Pacific Gas and Electric Company PG&E National Energy Group, Inc.	California California Delaware	94-3234914 94-0742640 94-3316236
Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177	PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105
PG&E National Energy Group, Inc. 7600 Wisconsin Avenue Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000
PG&E National Energy Group, Inc. (301) 280-6800

(Registrant's telephone number, including area code)

Item 5. Other Events.

PG&E Corporation's subsidiaries, PG&E National Energy Group, Inc. (PG&E NEG) and Pacific Gas and Electric Company (Utility), have separate contractual relationships with Enron Corporation, including its subsidiaries or affiliates (Enron). As has been widely reported, the major credit rating agencies have downgraded Enron's credit ratings to below investment grade.

Enron currently owes the Utility damages as a result of an energy contract termination. The market value of the termination to be paid to the Utility is in dispute, but the Utility is drawing on letters of credit of approximately $100 million, which would reduce the risk of nonpayment almost entirely.

PG&E NEG's current pre-tax uncollateralized trading exposure to Enron is approximately $8 million for which reserves will be established. In addition, PG&E NEG has certain forward commodity hedge contracts with Enron in connection with hedging its assets over the next five years. These contracts have a market value of approximately $70 million based on forward prices. PG&E NEG is evaluating the appropriate level of reserves, if any, with respect to these hedging contracts.

PG&E Corporation does not believe that the matters discussed above will have an adverse impact on PG&E Corporation's previously announced growth target for 2002 earnings per share from operations, even though it will have to evaluate in 2001 the appropriate level of reserves related to the forward commodity hedges.

This report contains forward-looking statements about the potential impact of Enron's deteriorated creditworthiness and guidance about PG&E Corporation's 2002 earnings per share. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements. Information about the issues that could lead to material changes in performance is contained in the companies' reports filed with the Securities and Exchange Commission. Some of the factors that could cause results to differ materially include:

  the overall impact on the energy trading industry of the decline in Enron's creditworthiness, particularly its impact on smaller trading entities that might have large positions with Enron;
  the outcome of the Utility's regulatory proceedings pending at the California Public Utilities Commission;
  whether and to what extent the Utility is determined to be responsible for the California Independent System Operator's charges billed to the Utility;
  the extent to which the California Department of Water Resources' revenue requirement is allocated to the Utility and the impact such allocation may have on the Utility's financial condition and results of operation;
  the pace of the Utility's Bankruptcy Court proceedings and the effect on PG&E Corporation and PG&E NEG;
  the regulatory, judicial, or legislative actions (including ballot initiatives) that may be taken to meet future power needs in California, mitigate the higher wholesale power prices, provide refunds for prior power costs, or address the Utility's financial condition;
  the extent to which the Utility's under-collected wholesale power purchase costs may be collected from customers;
  any changes in the amount of transition costs the Utility is allowed to collect from its customers, and the timing of the completion of the Utility's transition cost recovery;
  future market prices for electricity and future fuel prices, which in part are influenced by future weather conditions, the availability of hydroelectric power, and the development of competitive markets;
  the amount and timing of valuation of, and future ratemaking for, the Utility's hydroelectric and other non-nuclear generation assets;
  future operating performance at the Diablo Canyon Nuclear Power Plant (Diablo Canyon), and the future ratemaking applicable to Diablo Canyon;
  legislative or regulatory changes, including the pace and extent of the ongoing restructuring of the electric and natural gas industries across the United States;
  future sales levels, general economic and financial market conditions;
  the extent to which PG&E NEG's current or planned generation, pipeline, and storage capacity development projects are completed and the pace and cost of such completion, including the extent to which commercial operations of these development projects are delayed or prevented because of various development and construction risks such as PG&E NEG's failure to obtain necessary permits or equipment, the failure of third-party contractors to perform their contractual obligations, the failure of equipment to perform as anticipated, or an inability to obtain equipment or labor on acceptable terms;
  the extent and timing of generating, pipeline, and storage capacity expansion and retirement by others;
  illiquidity in the commodity energy market and PG&E NEG's ability to provide the credit enhancements necessary to support its trading activities;
  the extent to which unfavorable conditions in the general economy, the energy markets or equity markets affect PG&E NEG's ability to obtain capital for its planned development projects and future acquisitions on acceptable terms while preserving PG&E NEG's credit quality;
  restrictions imposed upon PG&E NEG under certain term loans of PG&E Corporation;
  fluctuations in commodity gas, natural gas liquids, and electric prices, and the ability to successfully manage such price fluctuations;
  the effect of compliance with existing and future environmental laws, regulations, and policies, the cost of which could be significant; and
  the outcome of pending litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS
________________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY
________________________________________
DINYAR B. MISTRY Vice President and Controller

PG&E NATIONAL ENERGY GROUP, INC.
By: THOMAS E. LEGRO
________________________________________
THOMAS E. LEGRO Vice President, Chief Accounting Officer and Controller

Dated: November 30, 2001